SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WARWICK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1497903
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

18 Oakland Avenue, Warwick, New York	10990-0591
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

           Item 1 of the Application of Warwick Community Bancorp, Inc. (the "Company") for Registration of preferred share purchase rights on Form 8-A, dated October 17, 2000 (the "Application"), is hereby amended to substitute the following paragraph for the first paragraph under Item 1 of the Application:

"On October 17, 2000, the Board of Directors of Warwick Community Bancorp, Inc. (the "Company"), declared a dividend payable November 1, 2000, of one preferred share purchase right (a "Right") for each share of common stock, par value $.01 per share ("Common Shares"), of the Company held of record at the close of business on November 1, 2000 (the "Record Date"), or issued thereafter and prior to the Distribution Date (as hereinafter defined). The Rights were issued pursuant to a Rights Agreement, dated as of October 17, 2000 and as amended as of September 17, 2002 (the "Rights Agreement"), between the Company and Registrar and Transfer Company, as Rights Agent (the "Rights Agent"). Each Right entitles its registered holder to purchase from the Company, after the Distribution Date, a one one-hundredth interest in a share of Series A Junior Participating Preferred Stock, par value $0.01 per share ("Preferred Shares") of the Company, at a price of $71.00 (the "Purchase Price"), subject to adjustment."

Item 2. Exhibits.

           Item 2 of the Application is amended to add an Exhibit 4.4, as follows:

Exhibit No.	Description

4.4	Amendment No. One to the Rights Agreement, dated as of October 17, 2000, between the Company and Registrar and Transfer Company, as Rights Agent.

SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WARWICK COMMUNITY BANCORP, INC.

Date: September 17, 2002	By:	/s/ Fred G. Kowal Fred G. Kowal Chairman and Chief Executive Officer